Exhibit 10.2

November 17, 2010

Douglas L. Hemer
855 Eagle Ridge Lane
Stillwater, MN 55082

Re: Retirement Benefit

Dear Doug:

This letter will memorialize the agreement the board completed and approved today regarding your retirement benefit.

1.	It is anticipated that you will retire as CAO on or before December 31, 2011.

2.
You will be entitled to receive a retirement benefit following your termination of employment (other than on account of cause), including termination on account of your disability or death. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms means “separation from service.”

3.
The amount of your retirement benefit for the first twelve months following your termination will be $147,100, to be paid ratably on the Company’s regular payroll dates, provided that any payments due during the six (6)-month period measured from the date of your termination of employment will be suspended and not paid until the first payroll date following six (6) months after your termination of employment, or, if earlier, upon your death or later payment due date. During the second twelve months following your termination of employment, you will receive a retirement benefit of $96,200, to be paid ratably on the Company’s regular payroll dates.

Douglas L. Hemer
November 17, 2010

4.
Payments of your retirement benefit will be made notwithstanding your death, and will be paid to the beneficiary you have designated in a writing delivered to the Company prior to your death, or in the absence of a beneficiary designation (or if your designated beneficiary predeceases you) to your surviving spouse, or if you do not have a surviving spouse, to the representative of your estate.

5.
Notwithstanding anything contained in this Agreement to the contrary, the Company will withhold from any payment such amount or amounts as the Company reasonably determines may be required for purposes of complying with the tax withholding provisions of Federal, state or local tax laws for purposes of paying any income, estate, inheritance, employment or other tax attributable to any amounts payable under this Agreement.

6.
Payment may be accelerated under this Agreement to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4)(vi) for the payment of employment taxes and the corresponding withholding taxes on such employment taxes.

7.
The parties intend that payments under this Agreement will comply in form and operation with the requirements of Section 409A of the Internal Revenue Code and the regulations issued thereunder (collectively “Code Section 409A”) and this Agreement will be interpreted and administered in a manner that is in compliance therewith. The series of payments under paragraph 3 will, for purposes of Code Section 409A, be treated as a right to a series of separate payments that are due at a fixed time.

Please indicate your agreement to this retirement benefit arrangement by countersigning a copy of this letter.

Yours truly,

/s/ John J. Pollock

John J. Pollock
President
Aetrium Incorporated

Agreed:

/s/ Douglas L. Hemer

Douglas L. Hemer
Dated: November 17, 2010